Name of Registrant:
Templeton Russia and East European Fund, Inc.

File No. 811-08788

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Russia and East European Fund, Inc. (the "Fund") was held at the Fund's offices, 300 S.E.
2nd Street, Fort Lauderdale, Florida, on October 29, 2015. The purposes of the meeting was to elect four (4) Directors; approve the liquidations and dissolution of the Fund and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2016. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Ann Torre Bates, Frank J. Crothers, Gregory E. Johnson and
David W. Niemiec.*  No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1. The election of four Directors:



Term Expiring 2017

For 	% of Outstanding Shares	% of Shares Voted

Withheld	% of Outstanding Shares	% of Shares Present and Voting
Ann Torre Bates	3,785,882	73.04%	89.73%	433,152	8.36%	10.27%
Frank J. Crothers	2,979,523	57.48%	70.62%	1,239,511	23.91%	29.38%
Gregory E. Johnson	3,789,870	73.12%	89.83%	429,164	8.28%	10.17%
David W. Niemiec	3,785,962	73.04%	89.74%	433,072	8.36%	10.26%

* Harris J. Ashton, Edith E. Holiday, Rupert H. Johnson, Jr.,
J. Michael Luttig, Frank A. Olson, Larry D. Thompson, Constantine D. Tseretopoulos and Robert E. Wade.


Proposal 2. The approval of the liquidation and dissolution of the Fund.

	Shares Voted	% of Outstanding Shares	% of Voted Shares
For	2,668,283	51.48%	82.81%
Against	553,952	10.69%	17.19%
Abstain	54,294	1.05%	N/A
Broker Non-Votes
942,505
18.18%	N/A
Total	4,219,034	           81.40%	         100.00%


Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2016.

	Shares Voted	% of Outstanding Shares	% of Voted Shares
For	3,968,845	76.57%	95.99%
Against	165,769	3.20%	4.01%
Abstain	84,420	1.63%	N/A
Total	4,219,034	           80.40%	         100.00%